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                                                                       EXHIBIT 1


                            SHARE EXCHANGE AGREEMENT

     This Share Exchange Agreement ("Agreement") between PreCom Technology, Inc., a Florida corporation ("PreCom"), Greenwich Financial Group ("GFG"), Concilium Group, Inc., a Delaware corporation ("CGI") and the persons listed in EXHIBIT A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of CGI, is entered into as of February 21, 2002.

                                    RECITALS

A. CGI is a diversified financial services company that takes advantage of a wide range of business opportunities and tax and asset protection strategies for its clients at varying investment levels. Through its business units, CGI acts as a vehicle and advisor for acquisition of strategically placed companies in fragmented industries, as well as a full-service financial and tax advisor, and a venture capital firm.

B. The Shareholders own all of the issued and outstanding shares of common stock of CGI (the "CGI Shares").

C. The Shareholders have agreed to sell to PreCom, and PreCom has agreed to purchase, the CGI Shares from the Shareholders in exchange for shares of PreCom common stock, pursuant to the terms and conditions set forth in this Agreement.

D. CGI will become a wholly-owned subsidiary of PreCom.

E. GFG is a control person with respect to PreCom, controlling directly or indirectly a majority of the outstanding shares of PreCom.

F. The parties to this Agreement intend that the share exchange transaction contemplated by this Agreement qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

1. Exchange of Stock.

(a) The Shareholders agree to transfer to PreCom, and PreCom agrees to purchase from the Shareholders, all of the Shareholders' right, title and interest in their CGI Stock, representing 100% of the issued and outstanding stock of CGI, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature.

(b) At the Closing (as defined in Section 2 below), upon surrender by the Shareholders of the certificates evidencing the CGI Stock duly endorsed for transfer to PreCom or accompanied by stock powers executed in blank by the Shareholders, PreCom will cause

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20,000,000 shares (subject to adjustment for fractionalized shares as set forth below) of the common voting stock, par value $0.001 of PreCom (the "PreCom Stock") to be issued to the Shareholders, in full satisfaction of any right or interest which each Shareholder held in the CGI Stock. The PreCom Stock will be issued to the Shareholders on a pro rata basis, in the same proportion as the percentage of their ownership interest in the CGI Stock, as set forth on EXHIBIT
A. Any fractional shares that will result due to such pro rata distribution will be rounded up to the next highest whole number. As a result of the exchange of the CGI Stock in exchange for the PreCom Stock, CGI will become a wholly-owned subsidiary of PreCom.

(c) Immediately following the Closing, the current CGI employee stock option plan will be adopted by PreCom, and 2,371,441 shares of common stock, representing ten percent of the common shares then outstanding, will be reserved for future issuance under the plan, to be known as the Concilium Group, Inc. Employee Stock Option Plan.

(d) PreCom intends to change its name to Concilium Group, Inc. or such derivation thereof as the Shareholders and CGI shall designate prior to Closing and the stock certificates to be issued to the shareholders may be issued in the name of PreCom or Concilium Group, Inc.

2. Closing.

(a) The parties to this Agreement will hold a closing (the "Closing") for the purpose of executing and exchanging all of the documents contemplated by this Agreement and otherwise effecting the transactions contemplated by this Agreement. The Closing will be held as soon as possible at CGI's current principal office located at 2755 Cottonwood Parkway, Sixth Floor, Salt Lake City, UT 84121, or at such other location as the parties mutually agree in writing, following PreCom's compliance with the shareholder notification requirements of Florida state law and the requirements of Section 14 of the Securities Exchange Act of 1934, as amended, but no later than March 31, 2002 unless extended in writing by the parties. All proceedings to be taken and all documents to be executed and exchanged at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. If agreed to by the parties, the Closing may take place through the exchange of documents by fax and/or express courier.

(b) With the exception of any stock certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

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(c) A Closing will be deemed to have occurred, upon the exchange of 80% of the currently issued and outstanding shares of CGI for 16,000,000 shares of PreCom common stock. This Agreement shall be binding upon the parties when executed by CGI, PreCom and Shareholders holding at least 60% of the total issued and outstanding shares of CGI. In the event that the full amount of CGI shares have not been exchanged for the full amount of PreCom shares (20 million shares) at the Closing, the parties will cooperate to complete the full exchange contemplated by this Agreement as quickly as possible following the Closing, but no later than ten days after Closing.

(d) At Closing, PreCom (CGI) will issue 1,650,000 shares of its common stock to GFG, all of which shares shall be unregistered shares, except as otherwise provided. The issuance is contingent on a release from the respective parties of any liabilities owed by PreCom at Closing. In addition, PreCom (CGI) shall issue 1,000,000 unregistered shares (500,000 shares each) to Compound Capital Partners, Inc. and iCapital, Inc. in connection with the Agreement attached as EXHIBIT D hereto. As a result, the total shares outstanding at Closing shall be equal to 23,714,410, exclusive of any shares issued at or before Closing pursuant to Section 6(j) hereof. The 1,650,000 shares of PreCom issued to GFG, its designees and assignees, shall be subject to an undertaking that if PreCom thereafter undergoes a reverse split of its common stock while GFG or its original designees or assigns still hold all or part of the said shares, PreCom will issue to GFG, or such affiliates and assigns, such additional shares of its common stock as shall be required to make the total average value of the resulting number of post-split shares for the five trading days commencing 45 days after the completion of the reverse split equal to the total average value of the pre-split number of shares so held for the five trading days ending on the last trading day prior to the date of the reverse split.

(e) At Closing, PreCom (CGI) shall issue to GFG warrants to purchase 500,000 shares of the common stock of PreCom (CGI) for a period of three years after Closing at a per share price of $2.00, in the form and on the terms of the Warrant Agreement attached as EXHIBIT E hereto.

3. Representations and Warranties of PreCom.

PreCom represents and warrants as follows:

(a) PreCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

(b) The authorized capital stock of PreCom consists of (i) 50,000,000 shares of common stock, $0.001 par value per share, of which 2,128,820 are issued and outstanding and (ii) 10,000,000 shares of preferred stock, $.0.001 par value, of which no shares are issued and outstanding. To the knowledge of PreCom, all issued and outstanding shares of PreCom's common and preferred stock are fully paid and non-assessable.

(c) PreCom has no subsidiaries.

(d) Execution of this Agreement and performance by PreCom hereunder has been duly authorized by all requisite corporate action on the part of PreCom, and this Agreement

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constitutes a valid and binding obligation of PreCom, and PreCom's performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, or, to PreCom's knowledge any law or regulation, to which any property of PreCom is subject or by which PreCom is bound.

(e) PreCom has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance hereunder.

(f) PreCom has provided all financial statements and financial information in its possession as has been requested by the Shareholders.

(g) There is no litigation or proceeding pending, or to PreCom's knowledge threatened, against or relating to PreCom, its properties or businesses.

(h) PreCom is not a party to any material contract other than those listed in PreCom's Form 10-QSB periodic report for the period ending September 30, 2001, as filed with the Securities Exchange Commission.

(i) PreCom has no material assets and no liabilities, except as listed in PreCom's Form 10-QSB periodic report for the period ending September 30, 2001, as filed with the Securities Exchange Commission and any liabilities incurred in the ordinary course of business from September 30, 2001 to the Closing Date.

(j) Other than Nicholas Calapa and Bruce Keller, PreCom has no employees.

(k) No current officer, director, affiliate or person is known to PreCom to be the record or beneficial owner of in excess of 5% of PreCom's common stock, other than Nicholas Calapa and Bruce Keller, who are principals of GFG, the owner of 12 percent of the outstanding shares of PreCom prior to Closing, and of Greenwich New Equity, the owner of 26 percent of the outstanding shares of PreCom prior to Closing, and no person known to be an associate of any of the foregoing is a party adverse to PreCom or has a material interest adverse to PreCom in any material pending legal proceeding.

(l) PreCom has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. PreCom has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of PreCom.

(m) PreCom is a publicly reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Act") and is in compliance with all reporting

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requirements of the Act, except those reports disclosed on EXHIBIT B, which shall be filed prior to the Closing. PreCom's Form 10-KSB for the period ending December 31, 2000, its Form 10-QSB for the periods ending March 31, 2001, June 30, 2001 and September 30, 2001 and any other periodic filings made by PreCom as filed with the SEC, including all exhibits, documents and attachments thereto, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not materially misleading.

(n) PreCom is acquiring the CGI shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof.

(o) PreCom represents that a majority of the shares of its common stock outstanding have consented to the transaction contemplated by this Agreement, and GFG represents that it has consented in writing to the transaction contemplated herein by its execution of this Agreement.

4. Representations and Warranties of CGI and the Warranting Shareholders.

CGI, Robert Hipple, Rodney Read and Drew Roberts (the "Warranting Shareholders") jointly and severally represent and warrant as follows:

(a) CGI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is licensed or qualified as a foreign corporation in all places in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

(b) There are no agreements purporting to restrict the transfer of the CGI Shares, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the CGI Shares. The CGI Shares held by the Shareholders are duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules and regulations. There are no subscription rights, options (except for the Employee Stock Option Plan set forth in Section 1c of this Agreement), warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of CGI, or any securities convertible into or exchangeable for capital stock of CGI or other securities of CGI, from or by CGI.

(c) The Shareholders have full right, power and authority to sell, transfer and deliver the CGI Shares, and upon delivery of the certificates therefor as contemplated in this Agreement, the Shareholders will transfer to PreCom valid and marketable title to the CGI Shares, including all voting and other rights to the CGI Shares, free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances. Each of the Shareholders owns and holds the number or percentage of CGI Shares which are listed opposite their names on EXHIBIT A attached hereto.

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(d) There is no litigation or proceeding pending, or to any Warranting
Shareholder's knowledge, threatened, against or relating to CGI or to the CGI Shares.

(e) CGI has filed in correct form all tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. CGI has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of CGI.

(f) Except as reflected on EXHIBIT C, attached hereto, CGI and the Shareholders have had the opportunity to perform all due diligence investigations of PreCom as they have deemed necessary or appropriate and to ask questions of PreCom's officers and directors and have received satisfactory answers to all of their questions. CGI and the Shareholders have had access to all documents and information about PreCom and have reviewed sufficient information to allow them to evaluate the merits and risks of the acquisition of the PreCom Stock.

(g) The Shareholders are acquiring the PreCom Stock for their own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Shareholders will not sell or otherwise dispose of the PreCom Stock without registration under the Securities Act of 1933, as amended, or an exemption therefrom, and the certificate or certificates representing the PreCom Stock will contain a legend to the foregoing effect.

5. Conduct Prior to the Closing.

PreCom agrees that between the date of this Agreement and the Closing it will take the following actions at its sole expense, which expense shall be paid or satisfied prior to Closing:

(a) Effect a reverse split of its issued and outstanding common stock of 1 share for every 2 shares currently issued and outstanding, reducing the amount of PreCom common stock currently issued and outstanding from 2,128,820 to 1,064,410 shares.

(b) Change the name of the Company from PreCom Technology, Inc. to Concilium Group, Inc.

PreCom, CGI and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

(c) PreCom and CGI Shareholders will cooperate with each other in the preparation and filing of an information statement prepared pursuant to Sections 14(c) & (f) of the Securities Exchange Act of 1934 to be sent to the shareholders of PreCom and filed with the SEC describing the agreed to change in control of PreCom and the reverse stock split

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and name change contemplated by Sections 5(a) and (b) above, and agree to use their best efforts to cause such statement to be prepared and filed in preliminary form within ten (10) days of the date of execution of this Agreement by all parties. CGI and the Shareholders agrees to bear all expenses for the filing of the information statement prepared pursuant to Sections 14(c) & (f) of the Securities Exchange Act of 1934 as well as any amendments to same and the distribution of the information statement to the shareholders of PreCom. PreCom agrees to bear all costs and expenses relating to the preparation and filing of the annual report required on Form 10-KSB for the calendar year 2002 and all costs of auditing its financial statements reported therein prior to Closing.

(d) No change will be made in the charter documents, by-laws, or other corporate documents of PreCom or CGI, except as provided in Sections 5(a) and (b) above.

(e) PreCom and CGI will each use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and PreCom will not enter into any material commitment except in the ordinary course of business.

(f) None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose of or encumber the CGI Shares owned by them.

6. Conditions to Obligations of Shareholders and CGI.

CGI and the Shareholders' obligation to complete the transactions contemplated herein is subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by CGI or the Shareholders as appropriate:

(a) The representations and warranties of PreCom set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

(b) PreCom will have performed all covenants required by this Agreement to be performed by it on or before the Closing.

(c) This Agreement will have been approved by the Board of Directors of PreCom.

(d) PreCom will have delivered to the Shareholders the documents set forth below in form and substance reasonably satisfactory to counsel for the Shareholders, to the effect that:

     (i) PreCom is a corporation duly organized, validly existing, and in good standing;

     (ii) PreCom's authorized and issued capital stock is as set forth herein;

     (iii) Certified copies of the resolutions of the board of directors of PreCom authorizing the execution of this Agreement and the consummation hereof; and

     (iv) Any further document as may be reasonably requested by counsel to the

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     Shareholders in order to substantiate any of the representations or warranties of PreCom set forth herein.

(e)There will have occurred no material adverse change in the business, operations or prospects of PreCom.

(f) Robert Hipple will be appointed as Chairman, President and CEO of PreCom and Nicholas Calapa will resign from the positions of President and CEO of PreCom.

(g) Bruce Keller will resign from his positions as Vice President and Secretary of PreCom and his successor shall be selected by CGI.

(h) The Board of Directors of PreCom will appoint Robert Hipple and an individual selected by CGI to serve on the initial Board of Directors of PreCom at and after Closing.

(i) Bruce Keller shall resign from PreCom's Board of Directors upon the appointment of Robert Hipple and CGI's designee. Nicholas M. Calapa shall remain a board member of PreCom (Concilium Group, Inc.) for at least one (1) year from the closing date of this Agreement.

7. Conditions to Obligations of PreCom.

PreCom's obligation to complete the transaction contemplated herein will be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by PreCom, as appropriate:

(a) The representations and warranties of CGI and the Warranting Shareholders set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

(b) CGI and the Shareholders will have performed all covenants required by this Agreement to be performed by them on or before the Closing.

(c) This Agreement will have been approved by the Board of Directors of CGI.

(d) CGI and the Shareholders will have delivered to PreCom the documents set forth below in form and substance reasonably satisfactory to counsel for PreCom, to the effect that:

     (i) CGI is a corporation duly organized, validly existing, and in good standing;

     (ii) CGI's issued and outstanding capital stock is owned as set forth herein and EXHIBIT A hereto;

     (iii) Certified copies of the resolutions of the board of directors of CGI authorizing the execution of this Agreement and the consummation hereof; and

     (iv) Any further document as may be reasonably requested by counsel to PreCom in order to substantiate any of the representations or warranties of the

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     shareholders set forth herein.

     (e) There will have occurred no material adverse change in the business, operations or prospects of CGI.

8. Additional Covenants.

(a) Between the date of this Agreement and the Closing, the Shareholders and CGI, with respect to CGI, and PreCom, with respect to itself, will, and will cause their respective representatives to (i) afford the other party and its representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by the other party; (ii) furnish the other party and its representatives with copies of all such contracts, books and records, and other existing documents and data as the other may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish the other party and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. The Shareholders and CGI will cause CGI to, and PreCom will provide the Shareholders with, complete copies of all material contracts and other relevant information on a timely basis in order to keep the other party fully informed of the status of their respective business and operations.

(b) PreCom, CGI and the Shareholders will cooperate with each other in the preparation of a Form 8-K if required to be filed with the SEC describing the transaction contemplated by this Agreement and such other items as are required by the SEC rules and regulations.

(c) PreCom will deliver PreCom's corporate books and records, including all records relating to PreCom's audited financial statements, to the CGI Shareholders at Closing.

(d) The parties agree that they will not make, and the Shareholders will not permit CGI to make, any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

(e) As soon as practicable following the Closing, the Shareholders (as controlling party of PreCom post-Closing) agree to use their reasonable best efforts to cause PreCom to file a registration statement on Form SB-2 within 45 days of the Closing, registering for resale 600,000 of the shares to be issued to Greenwich Financial Group hereunder, and such additional shares as PreCom shall determine. If the SB-2 is not filed within 60 days of the Closing then, PreCom shall issue an additional 100,000 shares to GFG with such shares to be registered in the SB-2 Registration Statement. For each additional 30 days that the SB-2 is not filed with the SEC, GFG shall receive an additional 100,000 shares

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that shall be registered in the SB-2 Registration Statement. If the SB-2 is not
approved by the SEC and deemed effective within 365 days of filing, then GFG shall receive an additional 100,000 shares. For each additional 60 days that the SB-2 is not deemed effective by the SEC, GFG shall receive an additional 100,000 shares.

(f) Additionally, the Shareholders (as controlling party of PreCom post-Closing) agree to use their reasonable best efforts to cause PreCom to file a registration statement on Form S-8 registering 50,000 of the shares to be issued to GFG (or its designees) hereunder, provided that the shares are issued consistent with the requirements for use of Form S-8, unless such shares are included in the SB-2 registration. The shares of PreCom issued to GFG and registered as provided herein shall be subject to a separate lock-up agreement to be executed by GFG at Closing providing for release of the shares is accordance with the following schedule:

     (i) 400,000 shares will have a bleed out of 10% per month once the shares become free trading and the shares referenced in (ii) below have been sold.

     (ii) 200,000 shares will have a bleed out of 15% per month once the shares become free trading

(g) Within ten (10) days following the Closing, GFG agrees to cause PreCom to pay all creditors of PreCom existing at the date of Closing, if not paid prior to Closing.

(h) PreCom will receive the proceeds of the sale of 500,000 shares of its common stock at $1.00 per share, or shall receive a commitment for the closing of such a sale, to be closed within ten (10) days after Closing, from or through Compound Capital Partners, Inc. or iCapital, Inc. pursuant to the Agreement attached as EXHIBIT D hereto. Notwithstanding same, this Agreement shall not be contingent upon PreCom receive such proceeds or commitment for th sale of 500,000 shares of its common stock at $1.00 per share.

9. Termination.

This Agreement may be terminated (1) by mutual consent in writing or (2) by either the Shareholders or PreCom if there has been a material misrepresentation or material breach of any warranty or covenant by any other party that is not cured by the Closing.

10. Expenses.

Whether or not the Closing is consummated, each of the parties will pay at or before Closing all of his, her, or its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement. Notwithstanding the foregoing, should the transaction contemplated by this Agreement actually close, CGI (as controlling party of PreCom post-Closing) agrees to pay those fees set forth in
Section 8 herein, in accordance with the terms of Section 8.

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11. Survival of Representations and Warranties.

The representations and warranties of the Shareholders and PreCom set out in this Agreement will survive the Closing for a period of thirty days, except for the representations and warranties set forth in Sections 3(l) and 4(e) regarding tax liabilities with shall survive for seven years from the date of this Agreement.

12.  Waiver.

Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

13.  Brokers.

Except for the Agreement previously entered into between CGI and iCapital Corporation and Compound Capital Partners, Inc., as set forth in EXHIBIT D, no finder or broker has been employed by the parties to this Agreement. The parties understand that the principals of GFG are also the controlling shareholders, directors and officers of PreCom prior to the Closing. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.  Notices.

All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

        If to PreCom, to:
        PreCom Technology, Inc.
        2001 West Main Street
        Stamford, CT 06902
        Attention: Nicholas M. Calapa

        If to the Shareholders or Concilium Group, to :
        c/o Concilium Group, Inc.
        2755 Cottonwood Parkway
        Sixth Floor
        Salt Lake City, UT 84121
        Attention: Robert J. Hipple

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15. General Provisions.

(a) This Agreement will be governed by and under the laws of the State of Florida, USA without giving effect to conflicts of law principals. If any provision hereof is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

(b) Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a panel of three arbitrators of the American Arbitration Association. The arbitrators will be selected and the arbitration will conducted in accordance with the Association's commercial rules then in effect. The arbitration will be conducted in the State of Florida. The decision of the arbitrators will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

(c) In any adverse action, the parties will restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims will be made by any party or affiliate for lost profits, punitive or multiple damages.

(d) This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(e) This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of CGI rights under this Agreement without the written consent of the other party will be void.

(f) The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this Agreement.

(g) The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections, unless otherwise indicated, are references to sections of this Agreement.

(h) This Agreement may be executed in counterparts, each one of which will constitute an original and all of which taken together will constitute one document. This Agreement may be executed by delivery of a signed signature page by fax to the other parties hereto and such fax execution and delivery will be valid in all respects.

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Signed, sealed and delivered as the act of each party hereto on the date first above written.

PRECOM TECHNOLOGY, INC.

By:
    ------------------------------------
    Nicholas M. Calapa, President


CONCILIUM GROUP, INC.

By:
    ------------------------------------
    Robert J. Hipple, CEO


GREENWICH FINANCIAL GROUP

By:
    ------------------------------------
    Bruce Keller

By:
    ------------------------------------
    Nicholas M. Calapa


SHAREHOLDERS OF CONCILIUM GROUP:

WARRANTING SHAREHOLDERS:

----------------------------------------    ------------------------------------
Robert J. Hipple      (30.9%)               Drew Roberts         (14.50%)


----------------------------------------
Rodney Read           (14.50 %)


OTHER SHAREHOLDERS:


----------------------------------------    ------------------------------------
Calvin Jones                                Dell Gailey

----------------------------------------    ------------------------------------
David Strong                                Jan Read


----------------------------------------    ------------------------------------
Lisa Hildebrand                             Perry Bshara


----------------------------------------    ------------------------------------
JoAnn Hoggins                               Lester Katz


----------------------------------------    ------------------------------------
Michael Coopet                              Mark Wood


----------------------------------------    ------------------------------------
Lana Tabaracci                              Aaron Neilsen


----------------------------------------    ------------------------------------
Charlene Smith                              David Smith


----------------------------------------    ------------------------------------
Reggie Ainsworth                            Melanie Decker


----------------------------------------    ------------------------------------
Brian Hansen                                Jackie Groves


----------------------------------------    ------------------------------------
Amy Williams                                Boyce Lowery


----------------------------------------    ------------------------------------
Brad Parkin                                 Jennifer Webster


----------------------------------------    ------------------------------------
Glen Liddell                                John Capasso

----------------------------------------    ------------------------------------
James Drese                                 Mark Nordbrock


----------------------------------------    ------------------------------------
Ray Muratori                                Doug Nelson


----------------------------------------    ------------------------------------
Bret Barnes                                 Steve Parker


----------------------------------------    ------------------------------------
Walt MacCarron                              Ryan Audagnotti

                                    EXHIBIT A

                       CONCILIUM GROUP, INC. SHAREHOLDERS



Name                                       Shares               Ownership %
----                                       ------               -----------
Robert Hipple                               76328                  31.54
Rodney Read                                 35636                  14.73
Drew Roberts                                35636                  14.73
Dell Gailey                                  8908                   3.68
Dave Strong                                  6236                   2.58
Jan Read                                     1781                   0.74
Lisa Hildebrand                              1781                   0.74
Perry Bsharah                                6236                   2.58
JoAnn Hoggins                                 891                   0.37
Lester Katz                                  8908                   3.68
Michael Coopet                               6236                   2.58
Mark Woods                                   4454                   1.84
Lana Tabaracci                               3564                   1.47
Aaron Nilsen                                 4454                   1.84
Charlene Smith                                891                   0.37
David Smith                                  4454                   1.84
Reggie Ainsworth                             1781                   0.74
Melanie Decker                               1336                   0.55
Brian Hansen                                 1781                   0.74
Jackie Groves                                 891                   0.37
Amy Williams                                  891                   0.37
Boyce Lowrey                                 2673                   1.10
Brad Parkin                                  2673                   1.10
Cal Jones                                    8908                   3.68
Jennifer Webster                              891                   0.37
Glenn Liddell                                1781                   0.74
John Capasso                                 3500                   1.45
James Drese                                  3000                   1.24
Bret Barnes                                  1500                   0.62
Ryan Audagnotti                              2000                   0.83
Ray Muratori                                 2000                   0.83
                                           ------
                                           242000

                                   EXHIBIT B

                                LATE SEC FILINGS



None

                                    EXHIBIT C

                           EXCEPTIONS TO DUE DILIGENCE



None

                                    EXHIBIT D

                              CONSULTING AGREEMENT

                     FINANCIAL CONSULTING SERVICES AGREEMENT

                THIS AGREEMENT MADE THE 12TH DAY OF DECEMBER 2001



BETWEEN:                    INTERNATIONAL PLANNING ASSOCIATES INC.
--------                    869 E. 4500 S. #501
                            Salt Lake City, UT 84107


(hereinafter called "International Planning")


AND:

                            COMPOUND CAPITAL PARTNERS, INC.
                            8929 Wilshire Blvd., Suite 214
                            Beverly Hills, CA 90211

-and-
                            ICAPITAL CORPORATION
                            2603 Main Street, Suite #1150
                            Irvine, CA 92614

(hereinafter called the "Consultants")

WHEREAS:

    A. Consultants understand that the privately held corporation of International Planning, wishes to become a public company by way of a Reverse Takeover or Merger, (hereinafter referred to as "RTO") into a reporting trading shell company whose common shares are traded on the Over-the-Counter Bulletin Board (hereinafter referred to as "OTCBB") Exchange of the National Association of Securities Dealers;

    B. Consultants are engaged in the business of corporate development, investor relations as it relates to start-up and second stage venture companies;

    C. Consultants initiates the acquisition and merger of private companies into publicly traded companies;

    D. International Planning desired to engage Consultants to perform and provide corporate and finance related services and to assist International Planning in going from its current private state to being publicly trading, and Consultants has agreed to do so for the consideration and upon the terms and conditions hereinafter set forth.

    NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do covenant and agree with each other as follows:

    1.0 Engagement

        International Planning hereby engages the Consultants on a non-exclusive basis, and Consultants hereby accepts the engagement to become a financial consultant to International Planning and to render such advice, consultation, information, and services to the Directors and/or Officers of International Planning regarding general financial and business matters, merger and acquisition consulting.

    2.0 Financial and Corporate Advice Services- Consultants agree to proved financial advice including consultation with regard to but not limited to the following:

    2.1 Provide analysis and advice with regard to the capital structure and the appropriate pricing, structuring and procedures for the RTO of International Planning into the OTCBB shell company;

    2.2 Provide analysis and advice with respect to the financial impact of any proposed capital or R&D expenditures; 2.3 Provide due diligence services in respect to any proposed transaction, as the need arises; 2.4 Provide corporate planning, strategy and negotiations with potential strategic business partners; 2.5 Provide due diligence processes for capital structures, capital sources and financial transactions.

3.0 Merger Services-Consultants agree to help arrange for the filing of all necessary documents for the merger process including:

    3.1 Introduce to International Planning in writing suitable shell companies;

    3.2 Act as advisor to International Planning for any negotiations with the OCTBB trading shell company; 3.3 Provide advice with any and all agreements that International Planning shall enter into;

    3.4 Provide advice and assistance with the process of a name change, new stock certificates, appointment of auditor, lawyers and stock transfer agents;

    3.5 Organize and help to bring current unaudited or audited financial statements of International Planning to most recent fiscal period;

    3.6 Supply a list a suitable market makers for International Planning to engage for an orderly and efficient market of the RTO securities;

    3.7 Act as exclusive advisor to International Planning for an y negotiations with the OCTBB trading shell company;

    3.8 Provide any or all documents needed to make an orderly transfer of control.

4.0 Third Party Introductions- Consultants shall introduce to International Planning suitable OTCBB shell companies in the following manner:

    4.1 Provide for International Planning to sign an acceptance letter;

    4.2 Upon Consultants receiving signed acceptance letter, Consultants will provide International Planning with the name of the company, contact and company structure information;

    4.3 Consultants will then set-up a telephone conference call to introduce International Planning with the suitable shell company.

5.0 Compensation and Fees - As consideration for Consultants performing the services in this Agreement, International Planning agrees to pay and deliver to Consultant the following consideration:

    5.1 International Planning agrees that they will compensate Consultants for expenses incurred and services rendered. The total compensation fee will be 10% of the total issue and outstanding shares (the "Shares") after the completion of the RTO. The fee will be allocated as follows;

        5.1.1 3% fee to Compound Capital Partners Inc.;

        5.1.2 2% fee to iCapital Partners Inc;

        5.1.3 5% fee to Current Shell Owner.

    5.2 The Shares shall be issued after the completion of the RTO and when Consultants deliver in writing directions to issue the Shares. The Shares will be unrestricted common shares, duly authorized, validly issued and outstanding, and will not be subject to any liens, or encumbrances or hold periods.

    5.3 Consultants will also receive a cash fee of $50,000 US dollars at the completion of the RTO. This fee will be due and payable within seven (7) days following the completion of the RTO between International Planning and OTCBB shell company.

6.0     Non-Circumvention

    6.1 The parties will not in any way whatsoever circumvent or attempt to circumvent each other or any party involved in the transactions the parties are desirous of entering into and do assure the other that they will not in any way whatsoever engage in any transaction with such contact revealed by the other party. In the event that the sources revealed by one party happen to be the same sources as those already contacted by the other party or introduced to the other party by another broker prior to the revelation, this provision will not bind this other party provided that written proof of such prior contacts or introduction is available.

    6.2 In the event of the circumvention by either party, directly or indirectly, the circumvented party shall be entitled to a legal monetary compensation equal to the maximum fee it should hare realized from such a transaction plus any and all expenses, including attorney fees, incurred to enforce this provision.

7.0     Representations, Warrants And Covenants

    7.1 International Planning represents, warrants and covenants to the Consultants as follows:

        7.1.1 International Planning has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions, which are provided for herein. The execution of this Agreement by International Planning and its delivery to the Consultants, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by International Planning's Board of Directors and no further authorization shall be necessary on the part of International Planning for the performance and consummation by International Planning of the transactions which are contemplated by this Agreement.

    7.2 Consultants represents, warrants and covenants to International Planning that:

        7.2.1. Consultants have the full authority, right power and legal capacity to enter into this Agreement and to consummate the transactions, which are provided for herein. The execution of this Agreement by Consultants and its delivery to International Planning, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action the Consultant's and no further authorization shall be necessary on the party of the Consultant's for the performance and consummation by Consultants of the transactions which are contemplated by this Agreement.

8.0     Due Diligence

        International Planning shall supply an deliver to the Consultants all information relating to International Planning's company business as may be reasonably requested by the Consultant to enable the Consultant to make an assessment of International Planning's company and business prospects and provide the consulting services described herein.

8.0     Term

        The term ("Term") of this Agreement shall commence on the date hereof and continue for twelve (12) months. The Agreement may be extended in writing if agreed upon by both parties. Either party may cancel this Agreement upon five (5) days with written notification of such violation from the other party. Such cancellation shall not excuse the breach of non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation.

9.0     Arbitration

        Any controversy or claim arising out of relating to this Agreement, or breach thereof, may be resolved by mutual agreement, or if not, shall be settled in accordance with the Arbitration rules of the American Arbitration Association in Irvine, California. Any decision issued there from shall be binding upon the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party is such arbitration or other proceeding shall be entitled, in addition to such other relief an may be granted, to a reasonable sum as and for attorney's fees in such arbitration or other proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney's fees whether or not court action is required for enforcement. The prevailing party in any such proceeding shall also be entitled to reasonable attorney's fees and costs in connection all appeals of any judgment.

10.0    General

        10.1 This Agreement shall not be assignable by either party without prior written consent of the other party.

        10.2 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.3 This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, warranties or representations other than those contained herein, and no amendments hereto shall be valid unless made in writing and signed by all parties hereto.

        10.4 This Agreement shall be binding upon and shall inure to the benefit to the successors and assigns of all parties hereto.

        10.5 This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, regardless of law of conflicts.

        10.6 All notices, requests, instructions, and other documents to be given hereunder shall be writing.

             If to International        International Planning Associates, Inc.
                                        Attention: Robert Hipple
                                        869 E. 4500 South, #501
                                        Salt Lake City, UT USA  84107
                                        Facsimile No: (801) 365-0888

             If to Consultants:         iCapital Corporation
                                        Attention Randall Letcavage
                                        2603 Main Street, Suite 1150
                                        Irvine, California USA  92614
                                        Facsimile: (949) 260-0116

                                        Compound Capital Partners, Inc.
                                        Attention: Illya Bond


        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.



                                        INTERNATIONAL PLANNING ASSOCIATES, INC.


                                        Per: /s/ Robert Hipple
                                            ------------------------------------
                                        Robert Hipple
                                        Print Title President and CEO

                                        ICapital Corporation


                                        Per: /s/ Randall Letcavage
                                            ------------------------------------
                                        Randall Letcavage
                                        Print Title: Managing Director


                                        Compound Capital Partners, Inc.


                                        Per: /s/  Illya Bond
                                            ------------------------------------
                                        Illya Bond
                                        Print Title: Managing Director

                                                                       EXHIBIT E



                                WARRANT AGREEMENT

     WARRANT AGREEMENT dated as of March 2002 between CGI Holdings, Inc., a Florida corporation (the "Company"), and Greenwich Financial Group, a ____________ ____________, (hereinafter referred to as "GFG").

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, the Company proposes to issue to GFG warrants (the "Warrants") to purchase up to 500,000 (as such number may be adjusted from time to time pursuant to Article 7 of this Agreement) shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of the Company;

     NOW, THEREFORE, in consideration of the premises, the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   GRANT

     GFG and/or its designees are hereby granted the right to purchase, pursuant to the terms and conditions of this Warrant Agreement, at any time from March 2002 until 5:00 p.m., Eastern time, on March 2005, which date may be extended as set forth in Section 11 (the "Warrant Exercise Term"), up to 500,000 fully-paid and non-assessable Shares at an initial exercise price (subject to adjustment as provided in Article 7 hereof) of $2.00 per Share.

2.   WARRANT CERTIFICATES.

     The warrant certificates delivered and to be delivered pursuant to this Agreement (the "Warrant Certificates") shall be in the form set forth in Exhibit A attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement.

3.   EXERCISE OF WARRANT.

     3.1. Vesting and Exercise. The Warrants granted herein shall vest in GFG and shall become exercisable immediately on the issuance of this Warrant Agreement. The Warrants initially are exercisable at a price of $2.00 per Share, and payable by wire transfer in immediately available funds to the Company, subject to adjustment as provided in Article 7 hereof. Upon surrender of the Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Exercise Price (as hereinafter defined) for the Shares purchased (as hereafter defined), at the Company's principal offices, the registered holder of a Warrant Certificate ("Holder" or "Holders") shall be entitled to receive a stock certificate or certificates for the Shares so purchased. The purchase rights represented by each Warrant Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional Shares). In the case of the purchase of less than all the Shares purchasable under any Warrant Certificate, the Company shall cancel said Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the Shares purchasable thereunder and for the balance of the Warrant Exercise Term.

4.   ISSUANCE OF CERTIFICATES.

     (a) Upon the exercise of the Warrants, the issuance of stock certificates for the Shares purchased shall be made forthwith without charge to the Holder thereof including, without limitation, any excise or transfer tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Article 5 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     The Warrant Certificates and the certificates representing the Shares shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future Chairman or Vice Chairman of the Board of Directors, Chief Executive Officer or resident or Vice President of the Company under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of the company, or in such other manner as is then authorized for the Company. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

     Upon exercise, in part or in whole, of the Warrants, certificates representing the Shares shall bear a legend (which legend shall be removed by the Company pursuant to Section 6.3(b)) substantially similar to the following:

          "The securities represented by this certificate have not been registered for purposes of public distribution under the Securities act of 1933, as amended (the "Act"), and may not be offered or sold except (i) pursuant to an effective registration statement under the Act, (ii) to the extent applicable, pursuant to Rule 144 under the Act (or any similar rule under such Act relating to the disposition of securities), or (iii) upon the delivery by the holder to the Company of an opinion of counsel, reasonably satisfactory to counsel to the Company, stating that an exemption from registration under such Act is available."

     (b) The Holder hereby covenants and agrees that from and after the date hereof the Holder may, after five business day prior written notice to the Company of the Holder's intention thereto, directly or indirectly, sell, offer or contract to sell, pledge or otherwise dispose or transfer (collectively, a "transfer") the Warrant to a transferee who expressly and in writing agrees with the Holder and the Company at the time of such transfer, to assume all of the obligations of, and comply with all the provisions applicable to, the Holder under this Agreement and under the Warrant.

5.   PRICE.

     5.1. Initial and Adjusted Exercise Price. The initial exercise price of each Warrant shall be $2.00 per Share. The adjusted exercise price per Share shall be the price which shall result from time to time from any and all adjustments of the initial exercise price per Share in accordance with the provisions of Article 8 hereof.

     5.2. Exercise Price. The term "Exercise Price" herein shall mean the initial exercise price until such price has been adjusted, in which case thereafter the term Exercise Price shall mean the adjusted exercise price.

6.   REGISTRATION RIGHTS.

6.1. Registration Under the Securities Act of 1933. None of the Warrants or Shares have been registered for purposes of public distribution under the Securities Act of 1933, as amended (the "Act").

     6.2. Registrable Securities. As used herein the term "Registrable Security" means each of the Warrants, the Shares and any shares of Common Stock issued upon any stock split or stock dividend in respect of such Shares; provided, however, that with respect to any particular Registrable Security, such security shall cease to be a Registrable Security when, as of the date of determination,
(i) it has been effectively registered under the Act and disposed of pursuant thereto, (ii) The Registrable Securities could be sold by the Holder in a single transaction pursuant to Rule 144 under the Securities Act and the Company has agreed to remove the legend in Section 4(a) hereof; or (iii) it has ceased to be outstanding. The term "Registrable Securities" means any and/or all of the securities falling within the foregoing definition of a "Registrable Security." In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, such adjustment shall be made in the definition of "Registrable Security" as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Article 6.

     6.3 Mandatory Registration. (a) At any time after one (1) year from the date of this agreement any holder of Registrable Securities may demand in writing that the Company commence the process of preparing and filing with the U.S. Securities & Exchange Commission (the "Commission"), on one occasion, at the sole expense of the Company (except as provided in Section 6.4 (b) hereof), a Registration Statement and such other documents, including a prospectus, as may be necessary (in the opinion of counsel for the Company), in order to comply with the provisions of the Act, so as to permit a public offering and sale of all the Registrable Securities by the holders thereof. The Company shall commence the process of preparing and filing the Registration Statement within sixty (60) days after receipt of such written demand. Until the Registration Statement is effective, the Company shall use its best efforts to cause the Registration Statement to become effective under the Act, so as to permit a public offering and sale of the Registrable Securities by the holders thereof and will re-file the Registration Statement at the earliest possible opportunity if not declared effective. Once effective, the Company will use its best efforts to (a) maintain the effectiveness of the Registration Statement until the earlier of (i) the date that all of the Registrable Securities have been sold or (ii) the date that the holders of the Registrable Securities receive an opinion of counsel to the Company that all of the Registrable Securities may be freely traded (without registration under the Act) in a single transaction under Rule 144(k) promulgated under the Act or otherwise and the Company has removed the legend referred to in Section 4(a); and (b) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to sales of the Registrable Securities pursuant to the Registration Statement. The Company's obligations described in this paragraph shall not apply to any issued or issuable Registrable Securities that are eligible for immediate resale pursuant to Rule 144, without regard to volume limitations.

     (b) Notice. The Company covenants and agrees to give written notice of the effectiveness of any such Registration Statement to all holders of the Registrable Securities within ten (10) business days from the date of the Company's receipt of notice of such effectiveness.

     (c) Piggy-back Registration. If at any time after the ninety (90) days from the date of this Agreement, the Company determines to proceed with the preparation and filing of a registration statement under the Securities Act in connection with its securities, the Company will give written notice of its determination to all record holders of the Registrable Securities. Upon written request by a holder, the Company will include the Registrable Securities issued or issuable to such holder in that registration statement (other than a registration statement filed on either Form S-8 or Form S-4) subject to customary limitations as imposed by the underwriter for any such public offering. If requested by the Company, the holders of the Registrable Securities will agree to be bound by such additional restrictions on the sale or transfer of the Registrable Securities as may be required in order to comply with the requirements of, any applicable securities exchange in which the Company's Securities are listed or quoted or the SEC in connection with the public offering which agreement will be self-executing without the need for execution of additional instruments. The Company's obligations described in this paragraph shall not apply to any issued or issuable Registrable Securities that are eligible for immediate resale pursuant to Rule 144, without regard to volume limitations. The Company shall pay the expenses for any registration statement except for underwriting discounts and commissions and legal fees of the holders of the Registrable Securities.

     6.4. Covenants of the Company With Respect to Registration. The Company covenants and agrees as follows:

     (a) In connection with any registration under Section 6.3 hereof, the Company shall file the Registration Statement as expeditiously as possible, and until such Registration Statement is declared effective, shall use its best efforts to have any such Registration Statement declared effective at the earliest possible time, and shall furnish each holder of Registrable

Securities such number of prospectuses as shall reasonably be requested.

     (b) The Company shall pay all costs, fees and expenses (other than underwriting fees, discounts and non-accountable expense allowance applicable to the Registrable Securities and the fees and expenses of counsel retained by the holders of Registrable Securities) in connection with all Registration Statements filed pursuant to Section 6.3(a) hereof including, without limitation, the Company's legal and accounting fees, printing expenses, registration expenses, and blue sky fees and expenses.

     (c) The Company will take all necessary action which may be required in qualifying or registering the Registrable Securities included in the Registration Statement for offering and sale under the securities or blue sky laws of such states as are reasonably requested by the holders of such Registrable Securities.

     (d) The Company shall indemnify and hold harmless each Holder, within the meaning of the Act, who may purchase from or sell for a Holder, any Registrable Securities, from and against any and all losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in the Registration Statement, any other registration statement filed by the Company under the any post-effective amendment to or supplement thereto such registration statements, or any prospectus included therein required to be filed or furnished by reason of this Agreement or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, exceptions so far as such losses, claims, damages or liabilities are caused by any such untrue statement or omission based upon information furnished or required to be furnished in writing to the Company by such Holder within the meaning of the Act and each officer, director, employee and agent of the Holder; provided, however, that the indemnification in this paragraph (c) with respect to any prospectus shall not inure to the benefit of a Holder (or to the benefit of any person controlling such holder) on account of any such loss, claim, damage or liability arising from the sale of Registrable Shares by such Holder, if a copy of a subsequent prospectus correcting the untrue statement or omission in such earlier prospectus was provided to such Holder by the Company prior to the subject sale and the subsequent Prospectus was not delivered or sent by such Holder to the purchaser prior to such sale.

     (e) Each Holder, as the case may be, shall indemnify the Company, its directors, each officer signing the Registration Statement and each person, if any, who controls the Company within the meaning of the Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in the Registration Statement, any registration statement or any prospectus required to be filed or furnished by reason of this Agreement or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission based upon information furnished in writing to the Company by such Holder expressly for use therein.

     (f) Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against any indemnifying party under this Section 6.4, the indemnified party will notify the indemnifying party in writing of the commencement thereof, and the indemnifying party will, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel satisfactory to the indemnified party and the payment of expenses) insofar as such action relates to an alleged liability in respect of which indemnity may be sought against the indemnifying party. After notice from the indemnifying party of its election to assume the defense of such claim or action, the indemnifying party shall no longer be liable to the indemnified party under this Section 6.4 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, in the reasonable judgment of the indemnified party or parties, it is advisable for the indemnified party or parties to be represented by separate counsel, the indemnified party or parties shall have the right to employ a single counsel to represent the indemnified parties who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified parties thereof against the indemnifying party, in which event the fees and expenses of such separate counsel shall be borne by the indemnifying party. Any party against whom indemnification may be sought under this Section 6 shall not be liable to indemnify any person that might otherwise be indemnified pursuant hereto for any settlement of any action effected without such indemnifying party's consent, which consent shall not be unreasonably withheld.

     (g) If for any reason the indemnification provided for in Section 6.4(d) or (e) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

     (h) Nothing contained in this Agreement shall be construed as requiring any Holder to exercise the Warrants held by such Holder prior to the initial filing of any registration statement or the effectiveness thereof.

     (i) If the Company shall fail to comply with the provisions of this Article 6, the Company shall, in addition to any other equitable or other relief available to the holders of Registrable Securities, be liable only for any direct consequential damages sustained by the holders of Registrable Securities, resulting from the Company's failure to register the Registrable Securities.

     (j) The Company shall promptly deliver copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the Registration Statement to each holder of Registrable Securities included for such registration in such Registration Statement pursuant to Section 6.3 hereof requesting such correspondence and memoranda and to the managing underwriter, if any, of the offering in connection with which such Holder's Registrable Securities are being registered and shall permit each holder of Registrable Securities and such underwriter to do such reasonable investigation, upon reasonable advance notice, with respect to information contained in or omitted from the Registration Statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers,

Inc. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such holder of Registrable Securities or underwriter shall reasonably request.

7. ADJUSTMENTS OF EXERCISE PRICE AND NUMBER OF SHARES.

7.1. Computation of Adjusted Price. Except as hereinafter provided, in case the Company shall at any time after the date hereof issue or sell any shares of Common stock, including shares held in the Company's treasury and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common stock (other than the issuances or sales of Common Stock pursuant to rights to subscribe for such Common Stock distributed to all the shareholders of the Company and Holders of Warrants pursuant to
Section 7.8 hereof, and except for shares issued as the result of options granted under any employee stock option of the Company as approved from time to time by shareholders of the Company) and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance or sale of such shares or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced to the price (calculated to the nearest full cent) equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of the total number of shares of Common Stock outstanding immediately prior to such issuance or sale, multiplied by (b) the Exercise Price in effect immediately prior to such issuance or sale plus, (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 7.3 hereof.

     For the purposes of any computation to be made in accordance with this
Section 7.1, the following provisions shall be applicable:

     (a) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefore shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or, if such securities shall be sold to underwriters or dealers for public offering without a subscription offering, the public offering price) before deducting from any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

     (b) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of

Directors of the Company. For such purposes, Common Stock issued by the Company as a matching contribution to Company sponsored 401(k) benefit plans shall be valued at the same price used in determining the matching contribution amount under the plan.

     (c) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

     (d) The reclassification of securities of the Company other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (b) of this Section 7.1.

     (e) The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable upon the exercise of options, rights, vested warrants and upon the conversion or exchange of convertible or exchangeable securities.

     (f) No adjustment shall be made for any issuance or sale of Common Stock by the Company for a consideration per share equal to or greater than the Exercise Price at the time of such issuance or sale

     7.2. Options, Rights, Warrants and Convertible and Exchangeable Securities. Except in the case of the Company issuing rights to subscribe for shares of Common Stock distributed to all the Shareholders of the Company and Holders of Warrants pursuant to Section 7.8 hereof, and except in the case of employee stock options issued under existing or future shareholder approved Company stock option plans, if the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, (i) for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or (ii) without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation n accordance with the provisions of Section 7.1 hereof, provided that:

     (a) The aggregate maximum number of shares of Common Stock, as the case may be, issuable under all the outstanding options, rights or warrants shall be deemed to be issued and outstanding at the time all the outstanding options, rights or warrants were issued, and for a consideration equal to the minimum purchase price per share provided for in the options, rights or warrants at the time of issuance, plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of Warrants), if any, received by the Company for the options, rights or warrants, and if no minimum price is provided in the options, right or warrants, then the consideration shall be equal to zero; provided, however, that upon the expiration or other termination of the options, rights or warrants, if any thereof shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection (a) (and for the purposes of subsection
(e) of Section 7.1 hereof) shall be reduced by such number of shares as to which options, warrants and/or rights shall not have vested or shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding, and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had adjustment been made on the basis of the issuance only of shares actually issued or issuable upon the exercise of those options, rights or warrants as to which the exercise rights shall be vested or shall not have expired or terminated unexercised.

     (b) The aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Common Stock in accordance with the terms of the Warrants) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof; provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the number of shares deemed to be issued and outstanding pursuant to this subsection (b) (and for the purpose of subsection (e) of Section 7.1 hereof) shall be reduced by such number of shares as to which the conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had adjustment been made on the basis of the issuance only of the shares actually issued or issuable upon the conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

     (c) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (a) of this Section 7.2, or in the price per share at which the securities referred to in subsection
(b) of this Section 7.2 are convertible or exchangeable, the options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

     7.3. Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

     7.4. Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Article 7, the number of Shares issuable upon the exercise of each Warrant shall be adjusted to the nearest full number by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so determined by the adjusted Exercise Price.

     7.5. Reclassification, Consolidation, Merger, etc. In case of any reclassification or change of the outstanding shares of Common Stock (other than a change in par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in the case of any consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of Common Stock, except a change as a result of a subdivision or combination of such shares or a change in par value, as aforesaid), or in the case of a sale or conveyance to another corporation of the property of the Company as an entirety, the Holders shall thereafter have the right to purchase the kind and number of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance as if the Holders were the owners of the shares of Common Stock underlying the Warrants immediately prior to any such events at a price equal to the product of (x) the number of shares of Common Stock issuable upon exercise of the Holder's Warrants and (y) the Exercise Price in effect immediately prior to the record date for such reclassification, change, consolidation, merger, sale or conveyance as if such Holders had exercised the Warrants.

     7.6. Determination of Outstanding Shares of Common Stock. The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares of Common Stock issued and the aggregate number of shares of Common Stock issuable upon the exercise of options, rights, vested warrants and upon the conversion or exchange of convertible or exchangeable securities.

     7.7. Dividends and Other Distributions with Respect to Outstanding Securities. In the event that the Company shall at any time prior to the exercise of all Warrants make any distribution of its assets to holders of its Common Stock as a liquidating or a partial liquidating dividend, then the holder of Warrants who exercises its Warrants after the record date for the determination of those holders of Common Stock entitled to such distribution of assets as a liquidating or partial liquidating dividend shall be entitled to receive for the Warrant Price per Warrant, in addition to each share of Common Stock, the amount of such distribution (or, at the option of the Company, a sum equal to the value of any such assets at the time of such distribution as determined by the Board of Directors of the Company in good faith) which would have been payable to such holder had he been the holder of record of the Common Stock receivable upon exercise of his Warrant on the record date for the determination of those entitled to such distribution. At the time of any such dividend or distribution, the Company shall make the appropriate reserves to ensure the timely performance of the provisions of this Subsection 7.7.

     7.8 Subscription Rights for Shares of Common Stock or Other Securities. In the case that the Company shall at any time after the date hereof and prior to the exercise of all the Warrants issue any rights, warrants or options to subscribe for shares of Common Stock or any other securities of the Company to all the shareholders of the Company, the Holders of unexercised vested Warrants on the record date set by the Company shall be entitled, in addition to the shares of Common Stock or other securities receivable upon the exercise of the Warrants, to receive such rights, warrants or options that such Holders would have been entitled to receive had they been, on such record date, the holders of record of the number of whole shares of Common Stock then issuable upon exercise of their outstanding Warrants (assuming for purposes of this Section 7.8 that the exercise of the Warrants is permissible immediately upon issuance).

     7.9. Adjustment for Dividends of Common Stock, etc. In the Event that the Company at any time or from time to time after the issuance of this Warrant shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the exercise price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock. Upon each adjustment of the exercise price pursuant to this Section 7.9 the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the exercise price resulting from such adjustment.

     8. EXCHANGE AND REPLACEMENT OF WARRANT CERTIFICATE.

     8.1. Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of securities in such denominations as shall be designated by the Holder thereof at the time of such surrender.

     8.2. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, receipt of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant Certificate, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

9. ELIMINATION OF FRACTIONAL INTERESTS.

The Company shall not be required to issue certificates representing fractions of Shares pay cash to the Holder in lieu of fractional interests equal to such fraction multiplied by the market price of the Common Stock (the market price determined, for any date, as the average of the closing prices of the Common Stock on such principal securities exchange or automated quotation system upon which the Common Stock may then be listed for public trading) for the five immediately preceding trading days on such exchange).

10. RESERVATION AND LISTING OF SECURITIES.

     The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefore, all Shares issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any shareholder. As long as the Warrants shall be outstanding, the Company shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Warrants to be listed on or quoted by a national securities exchange.

11. GOVERNMENTAL APPROVALS.

     (a.) The Company and the Holder hereby acknowledge that exercise of this Warrant by the Holder is subject to receipt of all necessary governmental consents and approvals and may subject the Company and/or the Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that the Holder may be prevented from acquiring shares of Common Stock upon exercise of this Warrant until receipt of all necessary governmental consents and approvals and the expiration or early termination of all waiting periods imposed by the HSR Act ("Governmental Approvals"). Promptly following the Holder's notice of exercise or other written request from the Holder, the Company and the Holder will use their respective reasonable best efforts to make all filings necessary to obtain all required Governmental Approvals (the "HSR Filing"). Notwithstanding the foregoing, neither the Company nor the Holder of this Warrant shall be obligated to take any action to obtain any Governmental Approvals, if the taking of such action could have the direct or indirect effect of restricting, limiting or otherwise subjecting to penalty either the Company or the Holder of this Warrant in the ownership of their respective assets or the conduct of their respective business (including, without limitation, requiring that the Holder of this Warrant sell, divest or otherwise dispose of any of its assets or business). Subject to clause
b) below, if the Holder and, to the extent applicable, the Company are not able to obtain all such Governmental Approvals on or before the Expiration Date, this Warrant will expire on the Expiration Date.

     (b) Notwithstanding anything to the contrary contained within this subsection (b), if the Holder has requested that the Company and the Holder use their respective reasonable best efforts to make all filings necessary to obtain all required Governmental Approvals (the "Governmental Approval Procedure") at least six months prior to the Expiration Date, and the necessary Governmental Approvals have not been obtained prior to the Expiration Date (despite the Holder's and Company's respective reasonable best efforts to obtain such Governmental Approvals), the Exercise Period shall be extended for a period not to exceed six months following the Expiration Date (the "Post Expiration Period") in order to allow for receipt of the necessary Governmental Approvals. During the Post Expiration Period, the Holder may transfer this Warrant notwithstanding the transfer restrictions contained herein provided that, concurrent with such transfer, the transferee exercises this Warrant in full and tenders to the Company the full Purchase Price for all shares of Common Stock issuable pursuant to this Warrant and the issuance of the shares of Common Stock issuable pursuant to this Warrant and the issuance of the shares of Common Stock to such transferee hereunder is not subject to receipt of any governmental consent or approval or the expiration or termination of the waiting period under the HSR Act. If the Governmental approvals are obtained with the Post Expiration Period but the Holder does not deliver notice to the Company of the exercise of this Warrant and tender the Purchase Price for the shares of Common Stock underlying the Warrant in accordance herewith within ten business days following the Holder's receipt of notice of the receipt of such Governmental Approval, then (1) this Warrant shall expire as of the close of business on such tenth business day following the Holder's receipt of notice of the receipt of such Governmental Approval, and (2) the Holder shall reimburse the Company for all
(a) filing fees and (b) all other costs and expenses (including, without limitation, all legal expenses) incurred in connection with the required Governmental Approval with respect solely to this Warrant.

          12. NOTICES TO WARRANT HOLDERS.

     Nothing contained in this Agreement shall be construed as conferring upon the Holder or Holders the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

     (a) the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

     (b) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefore; or

     (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed; or

     (d) reclassification or change of the outstanding shares of Common Stock (other than a change in par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of Common Stock, except a change as a result of a subdivision or combination of such shares or a change in par value, as aforesaid), or a sale or conveyance to another corporation of the property of the Company as an entirety is proposed; or

     (e) the Company shall propose to issue any rights to subscribe for shares of Common Stock or any other securities of the Company to all the shareholders of the Company;then in any one or more of said events, the Company shall give written notice to the Holder or Holders of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, options or warrants, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend or distribution, or the issuance of any convertible or exchangeable securities or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.

13. NOTICES.

     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

     (a) If to a registered Holder of the Warrants, to the address of such Holder as shown on the books of the Company; or

     (b) If to the Company, to the address of the Company's principal offices or to such other address as the Company may designate by notice to the Holders

14. SUPPLEMENTS AND AMENDMENTS.

     The Company may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem not to adversely affect the interests of the Holders of Warrant Certificates.

15. SUCCESSORS.

     All the covenants and provisions of this Agreement by or for the benefit of the Company and the Holders inure to the benefit of their respective successors and assigns hereunder.

16. TERMINATION.

This Agreement shall terminate at the close of business at 5:00 p.m. eastern time on March ____, 2005 subject to Section 11 adjustment, if any. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised and all the Shares issuable upon exercise of the Warrants have been either resold to the public or have become free trading shares.

17. GOVERNING LAW.

     This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be construed in accordance with the laws of said State.

18. BENEFITS OF THIS AGREEMENT.

     Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and any registered Holder or Holders of the Warrant Certificates, Warrants or the Shares any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and any Holder or Holders of the Warrant Certificates, Warrants or the Shares.

19. COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

CGI Holdings, Inc.                      Greenwich Financial Group

By:                                     By:
    ---------------------------------       ------------------------------------
    Robert J. Hipple                        Nicholas M. Calapa
    Chairman                                President

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED FOR PURPOSED OF PUBLIC DISTRIBUTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) UPON THE DELIVERY BY THE HOLDER TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, STATING THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

                            EXERCISABLE ON OR BEFORE
                    5:00 P.M., EASTERN TIME, MARCH ___, 2005

No. (W-2002-01)                                                 500,000 Warrants

                               WARRANT CERTIFICATE

     This Warrant Certificate certifies that Greenwich Financial Group or registered assigns, (the "Holder") is the registered holder of 500,000 Warrants to purchase, at any time from March ___, 2002, until 5:00 P.M. Eastern time on March ___, 2005, subject to extension of such date pursuant to Section 11 of the Warrant Agreement ("Expiration Date"), up to 500,000 fully-paid and non-assessable shares ("Shares") of common stock, par value $.001 per share (the "Common Stock"), of CGI Holdings, Inc., a Florida Corporation (the "Company"), at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $2.00 per Share upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Warrant Agreement dated as of March, ___2002 between the Company and Greenwich Financial Group (the "Warrant Agreement"). Payment of the Exercise Price may be made in cash, or by wire transfer payable to the order of the Company, or any combination thereof.

     No Warrant may be exercised after 5:00 P.M., Eastern Time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto or extended as provided in the Warrant Agreement, shall thereafter be void.

     The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holder (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the Holder as set forth in the Warrant Agreement.

     Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) for the remainder of the Warrant Exercise Term in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax, or other governmental charge imposed in connection therewith.

     Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the Holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

     The Company may deem and treat the registered holder(s) hereof as the absolute owner (s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated: March __, 2002                   CGI Holdings, Inc.


[SEAL]                                  By:
                                            ------------------------------------
                                            Robert J. Hipple
                                            Chairman

                         [FORM OF ELECTION TO PURCHASE]

     The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase _________ shares of Common Stock and herewith tenders in payment for such securities cash or a wire transfer to the order of CGI Holdings, Inc. in the amount of $_______________, all in accordance with the terms hereof. The undersigned requests that a certificate for such securities be registered in the name of _______________________________, whose address is ____________________________, and that such Certificate be delivered to __________________________, whose address is _____________________________________________.



Dated:                                  Signature:
       ------------                                -----------------------------

                                        (Signature must conform in all respects
                                        to name of holder as specified on the
                                        face of the Warrant Certificate.)




(Insert Social Security or Other Identifying Number of Holder): ________________

                              [FORM OF ASSIGNMENT]

             (To be executed by the registered holder if such holder
                  desires to transfer the Warrant Certificate.)

     FOR VALUE RECEIVED _____________________________________________ hereby sells, assigns and transfers unto ___________________________________________ at
_______________________________________ (Please print name and address of transferee)

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________, Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated:                                  Signature:
                                                   -----------------------------
                                        Signature must conform in all respects
                                        to name of holder as specified on the
                                        face of the Warrant Certificate.)




(Insert Social Security or Other Identifying Number of Holder):_________________